UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 18, 2013

THE GYMBOREE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21250	94-2615258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Howard Street, San Francisco, CA

94105

(Address of Principal Executive Offices, Including Zip Code)

(415) 278-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On June 18, 2013, The Gymboree Corporation (the “Company”) appointed Joelle Maher to serve as Chief Operating Officer of the Company beginning on July 15, 2013. Ms. Maher is 46 years old and has not previously held any position or office with the Company.

Ms. Maher joins the Company from Levi Strauss & Co., where she served as Executive Vice President, President Global Retail since May 2012. Prior to that position, Ms. Maher served as Senior Vice President of Americas Multi-Channel Retail at Levi Strauss & Co. from March 2009 through May 2012. Prior to that position, she served as Vice President of Planning, Allocation, Stores, Store Operations, Outlet at Levi Strauss & Co. from October 2007 to March 2009. Ms. Maher has a Bachelor’s Degree from Cornell University.

On June 18, 2013, the Company entered into an employment offer letter (the “Offer Letter”) with Ms. Maher. The Offer Letter does not provide for employment for a specified term and Ms. Maher’s employment will be on an at-will basis. The Offer Letter provides Ms. Maher with an annual salary of $550,000 and an annual cash bonus with a target of 75% of her annual base salary, with a maximum annual cash bonus equal to 150% of her annual base salary and a $250,000 minimum annual cash bonus in respect of fiscal year 2013. In addition, Ms. Maher will receive a one-time signing bonus in the amount of $100,000, which she will be required to repay to the Company if her employment is terminated by the Company for cause or if she voluntarily terminates her employment within one year of the commencement of her employment with the Company.

Ms. Maher is also entitled to receive, as soon as reasonably practicable following the Effective Date, a one-time grant of options to purchase 60,000 units (with each unit consisting of nine shares of Class A and one share of Class L common stock) of the common stock of the Company’s ultimate parent corporation, subject to time-based vesting over five years.

Ms. Maher will be eligible to participate in The Gymboree Corporation Management Severance Plan, as amended and restated (the “Severance Plan”). Under the Severance Plan, in the event Ms. Maher’s employment is terminated by the Company without cause or if she resigns for good reason, she will be entitled to receive severance in an aggregate amount equal to 12 months’ annual base salary and she will receive reimbursements to cover the cost of COBRA premiums relating to health, dental and vision benefits for 12 months.

The foregoing description of the Offer Letter is not intended to be complete and is qualified in its entirety by reference to the Offer Letter, a copy of which is attached as Exhibit 10.1 hereto and which is incorporated by reference herein.

There is no arrangement or understanding between Ms. Maher and any other person pursuant to which Ms. Maher was selected as the Company’s COO. Except as described herein, there are no existing or currently proposed transactions to which the Company or any of its subsidiaries is a party and in which Ms. Maher has a direct or indirect material interest. There are no family relationships between Ms. Maher and any of the directors or officers of the Company or any of its subsidiaries.

In accordance with the Company’s customary practice, the Company will enter into an indemnification agreement with Ms. Maher, which requires the Company to indemnify her against certain liabilities that may arise in connection with her status or service as an officer.  The indemnification agreement also provides for an advancement of expenses incurred by Ms. Maher in connection with any proceeding relating to her status as an officer.  The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed with the SEC as Exhibit 10.73 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010 filed with the SEC on March 30, 2010, and which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

No.	Description
10.1	Offer Letter, dated as of June 18, 2013, between The Gymboree Corporation and Joelle Maher

.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GYMBOREE CORPORATION
Date: June 19, 2013
	By:	/s/ Evan Price
Name: Evan Price Title: Chief Financial Officer

EXHIBIT INDEX

No.	Description
10.1	Offer Letter, dated as of June 18, 2013, between The Gymboree Corporation and Joelle Maher.